Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report (Form 20-F) of Xinyuan Real Estate Co., Ltd. of our report dated June 5, 2008, with respect to the consolidated financial statements of Xinyuan Real Estate Co., Ltd.

Ernst & Young Hua Ming

Shanghai, The People’s Republic of China

June 12, 2008